                                                                      EXHIBIT 11

                    SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
         Computation of Dilution (Anti-dilution) of Earnings Per Share
                    Resulting from Common Stock Equivalents
            Years ended December 31, 1994, 1993, 1992, 1991 and 1990
                   (Thousands of dollars, except share data)

The following calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:

                                                     1994        1993         1992           1991         1990
Net earnings (loss)(a)                           $    3,200  $  (30,995)  $  (20,409)    $    6,602   $  (11,461)
                                                 ==========  ==========   ==========     ==========   ==========
Weighted average number of shares outstanding
  during year                                     5,131,900   5,105,706    5,097,994      5,073,798    5,026,372

Weighted average of maximum shares subject to
  exercise under outstanding stock options at
  December 31                                       399,955     271,679      190,533        265,823      156,308
                                                 ----------  ----------   ----------     ----------   ----------
                                                  5,531,855   5,377,385    5,288,527      5,339,621    5,182,680
Less treasury shares assumed purchased with
  proceeds from assumed exercise of outstanding
  options(b)                                        360,811     239,832      169,065        208,413      103,133
                                                 ----------  ----------   ----------     ----------   ----------
Weighted average number of common shares and
  equivalent common shares outstanding after
  assumed exercise of options                     5,171,044   5,137,553    5,119,462      5,131,208    5,079,547
                                                 ==========  ==========   ==========     ==========   ==========

Pro forma earnings (loss) per share based on
  above assumptions(c)                           $      .62  $    (6.03)  $    (3.99)    $     1.29   $    (2.26)
                                                 ==========  ==========   ==========     ==========   ==========
Earnings (loss) per share as reported            $      .62  $    (6.07)  $    (4.00)    $     1.30   $    (2.28)
                                                 ==========  ==========   ==========     ==========   ==========

(a) Earnings have been charged with maximum compensation expense relating to outstanding nonqualified stock options.
(b) All options are exercisable under a nonqualified plan. The proceeds from assumed exercise of options, aggregate $8,896 in 1994, $6,199 in 1993, $4,467 in 1992, $6,870 in 1991 and $3,363 in 1990; the proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumptions.
(c) Pro forma earnings (loss) per share assuming full dilution are not presented separately since there would be no additional dilutive effect, or the effect would be anti-dilutive.